Exhibit 10.13
ASPEN INSURANCE UK SERVICES LIMITED
TERMS AND CONDITIONS OF EMPLOYMENT

(1)	Thomas Lillelund of [Address Intentionally Omitted] ("you"); and

(2)	ASPEN INSURANCE UK SERVICES LIMITED incorporated in England and Wales (Registered Number 4270446) whose registered office is at 30 Fenchurch Street, London, EC3M 3BD (the "Company").

1.	INTRODUCTION

(a)	Your employer will be Aspen Insurance UK Services Limited (the "Company").

(b)	You will serve the Group as Principle Officer, Asia Pacific and Singapore. The job title is subject to MAS approval.

(c)	Your salary will be $325,000 (US dollars) net of tax per annum, paid in accordance with clauses 5.1 and 5.2.

(d)
Your normal place of work will be 80 Raffles Place, # 36-00, UOB Plaza 1, Singapore, 048624. The Company reserves the right to require you to work elsewhere if the interests of the Company's business so require. In addition, you may be expected to work and travel outside of Singapore and abroad from time to time.

(e)
The commencement date of your employment under the Terms and Conditions of Employment (the “Agreement”) is to be agreed, subject to clause 1.2 and the satisfactory completion of the pre-employment assessment process.

(f)	You will report to Heather Goodhew, Head of International Property Facultative & Head of Business Development, Emerging Markets but the

Company reserves the right to change your reporting arrangements at any time.

(g)	Your notice period will be as set out in clause 16.

(h)	Your normal retirement age will be in accordance with that prescribed in the Retirement Age Act, Chapter 274A, Singapore Statutes.

(i)	Subject to clause 4, your normal hours of work will be from 9.00 a.m. to 5.00 p.m.

(j)	Subject to clause 7, you shall be entitled to 25 days' leave.

(k)
Your probationary period will be six months. The Company reserves the right to extend your probation for such period(s) as it may consider appropriate. Your probation shall be deemed to be extended unless and until you receive written confirmation that it has ended from the Company.

1.1	DEALING CODE
If at any time you wish to deal in shares of any Group Company you must contact the General Counsel to obtain consent.

1.2	PRE CONDITIONS
Your employment is conditional upon:

(a)	you continuing to hold a work permit to ensure you have the right to work in Singapore.

(b)	the satisfactory completion of the pre-employment background checks process and the pre-employment assessment process.

(c)
you obtaining registration with any relevant authority, including the Monetary Authority of Singapore, which may be necessary and in the event that your registration is revoked or amended so that you are not permitted to carry out your duties you will be liable to be summarily dismissed. The Company reserves the right to do this notwithstanding any right of appeal you may have.

(d)	you obtaining a release from any obligations to your previous employer which would prevent you from commencing employment with the Company.
These terms will apply mutatis mutandis in the event of any alteration to the scope of your duties requiring further registration.

2.	SCOPE OF DUTIES
To devote your full time and attention at work to your job, to follow instructions and directions properly given to you, to promote the interests and profitability of the Company and the Group and not do anything which might damage their interests.

3.	VARIATION OF WORK
You may be expected to accept variation in the content of your job should the Company so require subject to, first, any such variation being consistent with the type of work applicable to the job title in this statement, and secondly, being on terms no less favourable than are applicable to the job title in this statement.

4.	HOURS
Your normal hours of work will be 9.00 a.m. to 5.00 p.m., together with such additional hours as may be necessary without additional remuneration for the proper discharge of your duties to the satisfaction of the person to whom you report. We acknowledge that the nature of your duties are such that you may keep irregular hours and may not always be present at the office or indeed at work during those normal hours.

5.	SALARY AND BONUS

5.1	METHOD
Your salary shall be paid monthly in arrears direct for the credit of your bank account, less any statutory deductions, such as the Employee's share of Central Provident Fund contributions. Such salary will be subject to an annual review at the sole discretion of the Company.

5.2	DATE
Normally your salary will be paid on or before the last working day of the month concerned.

5.3	BONUS
You shall be eligible for a bonus, net of tax, of such amounts (if any) at such times and subject to such conditions as the Compensation Committee of the Board may in its absolute discretion decide.

6.	EXPENSES
Reasonable business expenses properly incurred in the course of your duties will be reimbursed promptly on production of a receipt, invoice or other acceptable evidence of the sum claimed. Any claim for expenses must be validated by the person to whom you report before payment.

7.	LEAVE ENTITLEMENT
You will be entitled without loss of remuneration to 25 days leave for each calendar year (in addition to public holidays in Singapore). Holidays for new employees for the year in which they join will normally be on a pro rata basis.
You must agree the dates of your holiday in advance with your Manager, Director or the person to whom you report so that your responsibilities and work are properly covered at all times.
When on holiday or away from work for any other reason, you must leave a telephone number at which you can be contacted in the unlikely event that this should prove necessary.
Holidays not taken in one calendar year cannot normally be carried forward to the next year, nor will payment in lieu be made.
On termination of employment you will be paid for any outstanding accrued holiday and a deduction for holiday taken in excess of entitlement will be made. This will be calculated on the basis of 1/260th of your salary for each day.

Any compassionate leave granted (e.g. to attend a funeral of a close relative) must be authorised by your Manager, Director or the person to whom you report.

8.	SICKNESS ABSENCE AND SICK PAY

8.1	You are allowed paid sick leave not exceeding:-

(a)	14 days in each completed year of service if no hospitalisation is necessary;

(b)	60 days in each completed year of service if hospitalisation is necessary.

8.2	Sick leave must be supported by a certificate issued by a registered medical practitioner from a Government outpatient clinic or hospital. This is to be renewed at appropriate intervals.

8.3
You must inform the person to whom you report by telephone as early as possible during the first working day of the period of absence. This must be done by you in person unless the situation renders it impossible and then it may be undertaken on your behalf by a member of your family. An indication of the expected date of return should also be given.

8.4
The Company may, at any time, require you to undergo a medical examination by a practitioner of the Company's choice. The cost of such examination will be the responsibility of the Company. The guidelines on the periods of sick leave are as follows:

(a)
Should you be absent for short periods on a recurring basis or for a continuous period of several weeks, the situation will be kept under review by the person to whom you report in consultation with the Human Resources Department.

(b)
In the event of a protracted period of ill health the Company will continue to pay you during absence from work for a maximum period of two months and thereafter subject to the discretion of the Company.

9.	HOME LEAVE
You and each member of your family will be entitled to one home leave trip per year, flying business class valued in total at a maximum of $15,000 (US dollars).

10.	HOUSING ALLOWANCE
You shall receive a monthly housing allowance, net of tax, of $11,000 (Singapore dollars) per month. As this is a subsidy, you should understand that your housing expenses may exceed this amount and that you will be responsible for meeting any excess.

11.	SCHOOL FEES ALLOWANCE
Should you have children and you continue to remain working for the Company within the Asia & Pacific region, the Company will consider reimbursing you for reasonable school fees. This will be discussed and agreed with you at the relevant time.

12.	PENSION AND CENTRAL PROVIDENT FUND
You are eligible to become a member of the Aspen UK Pension Scheme (details below) The Company will also make contributions into the Central Provident Fund in Singapore if it proves mandatory to do so.

12.1
You will be eligible to become a member of the Aspen UK Pension Scheme (the "Scheme"). Your membership of the Scheme shall be subject to the Trust Deed and Rules as may be amended from time to time, including conditions relating to risk and benefits and the powers of amendment and termination.

12.2
Employer contributions are based on a rate for age scale. At your current age this will be 10.5%. The contributions made into the Aspen UK Pension Scheme will be based on a UK notional salary of £180,000. Your notional salary will be reviewed on an annual basis. To participate in the scheme, you will be expected to contribute 3% of notional salary.

12.3
The Company shall provide you with medical insurance, permanent health insurance, personal accident insurance and life assurance (subject to the relevant insurers' terms and conditions). The Board shall have the right to change the arrangements for the provision of such benefits as it sees fit or if in the reasonable opinion of the Board the Company is unable to secure any such insurance under the rules of any applicable scheme or otherwise at reasonable rates to cease to provide any or all of the insurance.

12.4
You agree that, if the Company provides you with any insured benefits, the Company will have no responsibility for the decisions taken by the insurers about any claim by the Company or you and that there are no circumstances in which the Group can be liable to you for any such insured benefits, or loss of such insured benefits, which the insurers have declined to pay for whatever reason. Any such insured benefits will be subject always to the terms of the relevant insurance policy between the Company and the insurer.

12.5
If applicable, you will receive a statement showing monthly deductions for your share of Central Provident Fund (“CPF”) contributions, personal contributions, and any other special deductions from salary.

13.	CONFIDENTIALITY OF INFORMATION
The Company specifically regards as confidential all information which is not in the public domain about the Company and the Group relating to customers, clients, brokers, premiums, discounts and renewal dates and any other information relating to the Company's and Group's activities which may reasonably be regarded as confidential.
It is a breach of this Agreement to make use of confidential information for your own purposes or to disclose confidential information to anyone else other than in the proper course of your employment. Such a breach will normally lead to your summary dismissal.
The obligation not to make use of, or disclose to others, confidential information will continue to be binding on you at law after you leave the employ of the Company.

14.	COMPANY RULES AND POLICIES
The Company’s Codes of Conduct are attached to this Agreement. A failure on your part to observe the Company's Codes of Conduct properly will be dealt with in accordance with the disciplinary procedure. The Codes of Conduct are for guidance only and do not form part of your contractual terms. The Company plans to introduce detailed policies for all employees at the Singapore branch office. You will be provided with details of this once this is completed.

15.	GRIEVANCE POLICY
If you have a complaint, problem or grievance associated with your employment, the matter should be raised with your immediate Manager, Director or the person to whom you report to so that it can be cleared up as quickly as possible.
In the event that you do not consider that it has been satisfactorily resolved then you may raise it with the next level in the management structure. The ultimate authority is with the Group Head of Human Resources who may deal with it personally or nominate a Director or Manager, not previously involved, to deal with the case on his behalf.
The aim of the procedure is to ensure a speedy and, wherever possible, informal resolution to your grievance.

16.	TERMINATION AND NOTICE
Your employment with the Company can be terminated by either you or the Company in accordance with the notice provisions detailed below.

16.1	You are entitled to receive, and are required to give, six months' notice in order to terminate your employment.

16.2	The Company reserves the right in its absolute discretion to terminate your employment under clause 16.1 with immediate effect by making a payment to you in lieu of notice.

16.3	Notwithstanding anything contained herein, the Company shall be entitled at any time to terminate your employment with immediate effect and without any payment or compensation whatsoever should you:

(i)	commit any serious or persistent breach of any of the terms of your employment;

(ii)	be guilty of any grave misconduct or wilful neglect in the discharge of your duties;

(iii)	become bankrupt or make any arrangement or composition with your creditors;

(iv)	be convicted of any criminal offence involving dishonesty or fraud;

(v)
become incapacitated by injury, ill-health or other cause from performing your duties for three (3) consecutive months in any period of twelve (12) months and for the purposes of this sub-clause (v), a certificate from a registered medical practitioner that you will be unable to perform your duties for such period will be deemed to be incapacity;

(vi)	become of unsound mind;

(vii)	be guilty of conduct tending to bring yourself or the Company into disrepute; or

(viii)	fail to hold a work permit to enable you to legally work in Singapore, for any reason whatsoever.

16.4	Upon termination of your employment:

(i)	you shall immediately and without claim for compensation resign from all positions and offices held in the Company or any of its related corporations;

(ii)
you shall deliver to the Company in proper order and condition all books, documents, papers, materials and any other property or assets relating to the business or affairs of the Company which may then be in your possession or control; and

(iii)	you shall not at any time thereafter represent yourself as being in any way connected with the business of the Company or any or its related corporations.
Your obligations under clause 13 (Confidentiality of Information) and clause 17 (Restrictive Covenants) shall continue in force after termination of the employment of the Employee with the Company. The termination of employment shall be without prejudice to any right of action already accrued to the Company in respect of any breach or default by the Employee

16.5
During any period of notice given by you pursuant to clause 16.1 or during any period not exceeding three months from the date of notice being given by the Company pursuant to clause 16.1 the Company shall be under no obligation to assign to or vest in you any powers, duties or functions or to provide any work for you and may at any time exclude you from any premises of the Company. During any such period of exclusion the Company shall have the right to require you not to speak to or otherwise communicate with any director or employee of the Company or any Associated Corporation or any person, firm or company, who at the date of such exclusion is a client or customer of the Company or any Associated Corporation, about any matter or thing relating to the business or affairs or finances of the Company or any Associated Corporation or of any such client or customer of the Company or any Associated Corporation.

16.6	In the event of gross misconduct the Company has the right to dismiss you summarily without notice.

17.	RESTRICTIVE COVENANTS

17.1	SCOPE OF RESTRICTIVE COVENANTS
Without prejudice to clause 17.2, during your employment and in the case of each of the clause 17.1 (a)-(d) for the periods set out at the start of each paragraph after the termination of your employment less (in the case of clause 17.1(a)) any period during which you are not required to attend for work pursuant to clause 16.5, you will not (except with prior written consent of a Director) directly or indirectly do or attempt to do any of the following:

(a)
for a period equal to your notice period, to any material extent, undertake, carry on or be employed, engaged or interested in any capacity in the supply or proposed supply of Competitive Services within the Territory. Competitive Services will be provided within the Territory if any business in which you are to be involved is located, or will be located, or is conducted or will be conducted, wholly or partly within the Territory;

(b)	for six months entice, induce or encourage a Customer to transfer or remove custom from the Company or any Associated Corporation;

(c)	for six months solicit or accept business from a Customer for the supply of Competitive Services; or

(d)
for six months entice, induce or encourage an Employee to leave or seek to leave his or her position with the Company or any Associated Corporation for the purpose of being involved in or concerned with the supply or proposed supply of Competitive Services, regardless of whether or not that Employee acts in breach of his or her contract of employment with the Company or any Associated Corporation by so doing.

Nothing in clause 17.1(a) will prevent you after the termination of your employment from holding or being interested in bona fide investments representing not more than three per cent of any class of shares or securities in any company.

17.2	DEFINED TERMS IN CLAUSE 17
For the purpose of this clause 17:

(a)
"Competitive Services" means goods or services competitive with those which during or at the expiry of the Relevant Period the Company or any Associated Corporation was supplying or negotiating or actively and directly seeking to supply to any Customer for the purpose of Relevant Business but excluding such types of goods or services if they were only provided to persons who indicated unequivocally during the first six months of the Relevant Period that they would not be a customer for the purposes of clause 17.2(b)(i);

(b)	"Customer" means a person:

(i)
who is at the expiry of the Relevant Period or who was at any time during the Relevant Period a customer of the Company or any Associated Corporation or to whom at the expiry of the Relevant Period the Company or any Associated Corporation was actively and directly seeking to supply goods or services, in either case for the purpose of Relevant Business; and

(ii)	with whom you or an Employee reporting directly to you working to any material extent in Relevant Business had dealings at any time during the Relevant Period or for whom you were responsible or about whom you were in possession of confidential information, in any such case in the performance of duties for the Company or any Associated Corporation.
Nothing in clause 17.2(b)(i) will include a person who indicated unequivocally during the first six months of the Relevant Period that such person would not be a customer for the purposes of that clause;
(c)    "Employee" means a person who:

(i)	is employed in or who renders services to Relevant Business of the Company or any Associated Corporation in a managerial or marketing or sales or distribution or senior capacity;

(ii)	has responsibility for customers of the Company or any Associated Corporation or influence over them; or

(iii)	is in possession of confidential information about the Group's business;
and who in any such case was so employed and so rendered services during the Relevant Period and who:
(iv)    had dealings with you during the Relevant Period; or

(v)	about whom at the end of the Relevant Period you had confidential or sensitive information by virtue of your duties;

(d)	"Relevant Business" means the areas of business of the Company or any Associated Corporation in which, pursuant to your duties, you were materially involved at any time during the Relevant Period;

(e)	"Relevant Period" means:

(i)	in relation to your actions during your employment, the period of your employment; and

(ii)	in relation to your actions following the end of your employment, the period of twelve months ending on the last day of your employment or the period of your employment if shorter than twelve months; and

(f)
"Territory" means the jurisdictions in which you were specifically involved for the purposes of Relevant Business, including Singapore or any jurisdiction in which the Company or any Associated Corporation is operating or planning to operate Relevant Business at the expiry of the Relevant Period. Relevant Business will be operating within the Territory at the expiry of the Relevant Period if it has been located, conducted or promoted in that country or state during the Relevant Period.

17.3	SEVERABILITY
Each part of this clause 17 constitutes an entirely separate and independent restriction and does not operate to limit any other obligation owed by you, whether that obligation is express or implied by law. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions.
17.4    LEGITIMATE BUSINESS INTEREST
You acknowledge that each of the restrictions in this clause 17 goes no further than is necessary for the protection of the Company's and each Associated Corporation's legitimate business interests.
17.5    FUTURE OFFERS OF EMPLOYMENT
Before accepting any offer of employment either during your employment or during the continuance of the restrictions in this clause 17, you will immediately provide to the person making such offer a complete signed copy of this Agreement.

18.	ENTIRE AGREEMENT

18.1
This Agreement constitutes the entire agreement and understanding between the parties. If there is any conflict or inconsistency between this Agreement and the Employee Handbook or your offer letter, then this Agreement will take precedence. The Company will have no liability or remedy in tort against it in respect of any representation, warranty or other statement (other than those contained in this

Agreement) being false, inaccurate or incomplete unless it was made fraudulently. You acknowledge that you are not entering into this Agreement in reliance on any representation, warranty or undertaking which is not contained in this Agreement.

19.	INTERPRETATION

19.1	In this Agreement:

"Associated Corporation"	means any company which from time to time is:

(a)	deemed to be related to the Company within the meaning of section 6 of the Companies Act, Chapter 50, Singapore Statutes, the “Singapore Companies Act”); or

(b)	any company whose equity share capital (from time to time) is owned as to 20 per cent or more but not more than 50 per cent by the Company.

"Board"	means the board of directors of the Company from time to time;

"Group"	means the Company and/or any Associated Corporation.
20.    GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of Singapore and you agree to be subject to the non-exclusive jurisdiction of the courts of Singapore.
21.    CONSTRUCTION

(a)	The provisions of the Singapore Companies Act, Chapter 50 apply in determining whether you have an interest in any shares or other securities.

(b)
References to acting directly or indirectly include acting alone or jointly with or on behalf of or by means of another person and/or giving advice or providing services with a view to assisting another person.

(c)	References to a person include an individual, firm, corporation and any other organisation however it is constituted and words denoting the singular include the plural and vice versa.

(d)
References to an individual holding a position in the Company or the Group mean the holder of that position from time to time or his or her nominee or such other representative as the Board may nominate.

SIGNED for and on behalf of the Company by a duly authorised officer
Signature    …/s/ Chris Wodman………………….
Print        CHRIS WOODMAN……………….
Date        …21/10/2008…………………………….

SIGNED by     THOMAS LILLELUND

Signature    …/s/ Thomas Lillelund………………….
Print        …THOMAS C.P. LILLELUND……….
Date        …29/10/2008……………………………